Exhibit 10.8

January 4, 2010

Lantheus Medical Imaging, Inc.

Attention: Don Kiepert, Chief Executive Officer

Dear Don:

This letter agreement amends the Employment Agreement between Larry Pickering and Lantheus Medical imaging, Inc. (the “Company”), dated as of March 4, 2008, and amended as of January 1, 2009 (the “Employment Agreement”).

Effective as of January 8, 2010, Larry Pickering will no longer serve as Executive Chairman, Mr, Pickering will continue to serve as Chairman of the Board, and will continue to be employed by the Company with the new title/role of “Chairman of New Products”.

Effective as of January 8, 2010, Mr. Pickering’s base salary will be payable at the annual rate of $200,000 during his employment with the Company; and Mr. Pickering will no longer be eligible for the annual bonus referenced in Section 4 of the Employment Agreement.

Except as specifically amended herein, the Employment Agreement shall remain in full force and effect. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of New York. This Agreement may be executed in counterparts.

If this letter correctly sets forth our agreement, please sign and return this letter to the attention of Ben Silbert.

Sincerely,

/s/ Larry Pickering
Larry Pickering

ACCEPTED AND AGREED:

Lantheus Medical Imaging, Inc.

/s/ Donald R. Kiepert
DONALD R. KIEPERT